Exhibit 21

FREDERICK’S OF HOLLYWOOD GROUP INC.
SUBSIDIARIES

Name of Subsidiary	Ownership	Jurisdiction of Incorporation

FOH Holdings, Inc.	100%	Delaware

Cinejour Lingerie Inc.	100%	Canada

FOH (Hong Kong) Limited	100%	Hong Kong